Exhibit 10.1
THE TORO COMPANY
CHANGE IN CONTROL SEVERANCE COMPENSATION POLICY
ARTICLE I — INTRODUCTION
     Section 1.1 Background. The Board of Directors of The Toro Company has considered the effect a Change in Control of the Company may have on certain Executives of the Company. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its Executives, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of its Executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened Change in Control of the Company.
     Section 1.2 Purpose. This Policy is designed to encourage the Executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control transaction and, notwithstanding the outcome of any such proposed transaction, to assure fair treatment of such Executives in the event of a Change in Control of the Company.
ARTICLE II — ESTABLISHMENT OF THE POLICY
     Section 2.1 Applicability of Policy. The benefits provided by this Policy shall be available to all Executives who, at or after the Effective Date, meet the eligibility requirements of Article IV hereof.
     Section 2.2 Contractual Right to Benefits. Subject to the provisions of Article VIII hereof, this Policy establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company on the terms and subject to the conditions hereof.
ARTICLE III — DEFINITIONS AND CONSTRUCTION
     Section 3.1 Definitions. The following terms shall have the following meanings when used in this Policy with initial capital letters:
     (a) “Base Pay” of a Participant means the Participant’s annual base salary from the Company as in effect on the Termination Date; provided, however, that any reductions in Base Pay following the date of the Change in Control will not be taken into account when determining Base Pay hereunder.
     (b) “Board” means the Board of Directors of the Company.

     (c) “Change in Control” of the Company shall be deemed to have occurred if the events set forth in any one of the following paragraphs shall have occurred:
     (i) The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (aa) any acquisition directly from the Company, (bb) any acquisition by the Company, (cc) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (dd) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3.1(c) or
     (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the Company and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
For purposes of this Section 3.1(c), “Person” shall be defined as provided for in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof), and “Beneficial Ownership” shall be defined as provided for in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Company” means The Toro Company, a Delaware corporation, and any successor thereto as provided in Section 7.1 hereof.
     (f) “Effective Date” means January 18, 2011.
     (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (h) “Executive” means any person who is the Chief Executive Officer of the Company, the President of the Company, a Vice President of the Company, or any other person to whom a Vice President of the Company reports, including a Chief Operating Officer of the Company.
     (i) “Good Reason” means, without the express written consent of the Participant:
     (i) the assignment to the Participant of any duties inconsistent in any substantial respect with the Participant’s position (including status, office or title), authority or responsibilities as in effect during the 120-day period immediately preceding the Change in Control, which assignment results in a substantial diminution in such position, authority or responsibilities or any other substantial adverse change in such position, authority or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company as set forth below;
     (ii) the substantial diminution in position (including status, office or title), authority or responsibilities or any other substantial adverse change in the position, authority or responsibilities of the individual to whom the Participant is required to report;
     (iii) the substantial diminution in the budget over which the Participant retains authority;
     (iv) any failure by the Company to furnish the Participant with compensation (including Base Salary and Incentive Pay) and benefits at a level substantially equal to or exceeding those received by the Participant from the Company or any Subsidiary during the 120-day period preceding the Change in Control, other than (A) an insubstantial and inadvertent failure remedied by the Company as set forth below, (B) a reduction in compensation which is applied to all non-union employees of the Company in the same dollar amount or percentage, or (C) a reduction or modification of any employee benefit program covering substantially all of the employees of the Company, which reduction or modification generally applies to all employees covered under such program; or
     (v) the Company’s requiring the Participant to be based or to perform services at any office or location that is in excess of 35 miles from the principal location of the Participant’s work during the 120-day period immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities; or
     (vii) any purported termination of the Participant’s employment other than as expressly permitted by this Policy; or
     (viii) any failure by the Company to comply with and satisfy Section 7.1 of this Policy.
     Before a termination by the Participant under this Section 3.1(i) will constitute termination for Good Reason, the Participant must give the Company a Notice of Termination within 30 calendar days of the occurrence of the event that constitutes Good Reason. Failure to provide such Notice of Termination within such 30-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment.

     For purposes of this Section 3.1(i), Good Reason shall exist only if the Company fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the Notice of Termination from the Participant. If the Participant determines that Good Reason for termination exists and timely files a Notice of Termination, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.
     (j) “Incentive Pay” means the target annual cash incentive award as notified to the Participant for the year in which the Termination Date occurs under the Company’s 2010 Equity and Incentive Plan or, if such plan is no longer in effect and/or has been replaced, the annual bonus, incentive or other payment of cash compensation in addition to Base Pay, made or to be made in regard to services rendered in any fiscal year or other annual measurement period pursuant to any bonus, incentive, performance, or similar agreement, policy, program or arrangement of the Company or any successor thereto.
     (k) “Just Cause” means without the written consent of the Company, the Participant (i) participates in fraud or embezzlement, in each case related to the Company or its Subsidiaries, (ii) intentionally engages in other unlawful or criminal activity of a serious nature in connection with his or her duties as an Executive which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or its Subsidiaries, (iii) enters a guilty plea with respect to or is convicted of a felony that causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or its Subsidiaries, (iv) commits any intentional and deliberate breach of his or her duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties and cause or are reasonably expected to cause substantial economic injury to or substantial injury to the reputation of the Company or its Subsidiaries, or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company. The Company shall have the burden of proving that Just Cause exists.
     For purposes of this Policy, the Participant shall not be deemed to have been terminated for “Just Cause” hereunder unless (A) the Participant receives a Notice of Termination setting forth the grounds for the termination at least 30 calendar days prior to the specified Termination Date, (B) if requested by the Participant, the Participant (and/or the Participant’s counsel or other representative) is granted a hearing before the Board, and (C) the Board determines, by resolution duly adopted by a majority of the members of the Board, that the Participant violated one or more of the provisions of the definition of “Just Cause” set forth above.
     (l) “Notice of Termination” means (i) a written notice of termination by the Company to the Participant for Just Cause, or (ii) a written notice of termination for Good Reason by the Participant to the Company, in either case, setting forth in reasonable detail the specific reasons for termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.
     (m) “Participant” means an Executive who meets the eligibility requirements of Article IV hereof, other than an Executive who has entered into an employment, severance or other similar agreement with the Company (other than a stock option or performance share award agreement or other form of equity award agreement or participation document entered into pursuant to a Company-sponsored plan which may incidentally refer to accelerated vesting or accelerated payment upon a change in control (as defined in such separate plan or document)) which becomes operative upon the occurrence of a change in control of the Company (as defined in such agreement).
     (n) “Policy” means this Change in Control Severance Compensation Policy.
     (o) “Protection Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the third anniversary of the occurrence of the Change in Control.
     (p) “Severance Payment” means the payment of severance compensation as provided in Article V hereof.
     (q) “Subsidiary” means any corporation or other legal entity a majority of the securities of which are owned by the Company or another Subsidiary of the Company.
     (r) “Termination Date” means, (i) with respect to a termination by the Company for Just Cause, the date on which the Participant’s employment is terminated as stated in the Notice of Termination, and (ii) with respect to a termination by the Participant for Good Reason, the date that is 30 calendar days following the Company’s receipt of the Notice of Termination, modified to the extent necessary to be consistent with the requirements of Section 3.2(c) below.
Section 3.2 Status of Policy/Applicable Law.
     (a) This Policy is classified as a “payroll practice” and is not a “plan” that is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Policy will be interpreted and administered accordingly.
     (b) This Policy shall in all respects be interpreted, enforced and governed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of laws.

     (c) Payment of amounts, including any Severance Payments, under this Policy are intended to comply with an exception to or exclusion from the requirements of Code Section 409A to the maximum extent possible and, to the extent Code Section 409A is applicable to any payments or benefits, this Policy is intended to comply with the requirements of Code Section 409A. Notwithstanding any other provision of this Policy to the contrary, this Policy shall be interpreted, operated and administered in a manner consistent with such intentions. The payments or benefits to be made or provided under this Policy, including any Severance Payments, are intended to be exempt from the requirements of Code Section 409A because they are (i) non-taxable benefits, (ii) welfare benefits within the meaning of Treas. Reg. Sec. 1.409A-1(a)(5), (iii) short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4), or (iv) payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9). For purposes of Code Section 409A, each payment under this Policy shall be treated as a separate payment. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Policy to the contrary, all references in this Policy to the termination of the Participant’s employment or separation from service (including the date of such termination or separation or Termination Date) are intended to mean the Participant’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). All reimbursements or in-kind benefits to be made under this Policy that constitute deferred compensation subject to Code Section 409A shall be made in accordance with the requirements of Treas. Reg. Sec. 1.409A-3(i)(1)(iv). If, at the time of Participant’s termination of employment, Participant is a “specified employee” within the meaning of Code Section 409A, then any payment of an amount that is deferred compensation subject to Code Section 409A and payable on account of a separation from service shall be suspended and not made until the first business day following the end of the six (6) month period following the Participant’s termination of employment, or if earlier, upon the Participant’s date of death.
     Section 3.3 Severability. If a provision of this Policy shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Policy and this Policy shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE IV — ELIGIBILITY
     Section 4.1 Participation. Each person who is an Executive on the Effective Date shall be a Participant on the Effective Date. Thereafter, each other person who becomes an Executive prior to both (a) a Change in Control, and (b) unless specifically provided for by the Board at the time a Participant is elected as an Executive, the date a notice of termination of the Policy is provided under Section 8.1(a), shall automatically become a Participant on the day on which such person becomes an Executive.

     Section 4.2 Duration of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when he or she ceases to be an Executive, unless such Participant is then entitled to payment of a Severance Payment as provided in Section 5.1 hereof. A Participant entitled to a Severance Payment shall remain a Participant in this Policy until the full amount of the Severance Payment has been paid to the Participant.
ARTICLE V — SEVERANCE PAYMENTS
Section 5.1 Right to Severance Payment.
     (a) Subject to Subsection (c) hereof, a Participant shall be entitled to receive from the Company a Severance Payment in the amount provided in Section 5.2 hereof if there has been a Change in Control and if, after a Change in Control and within the Protection Period, (i) the Participant’s employment by the Company shall be terminated by the Company without Just Cause, or (ii) the Participant shall terminate employment with the Company for Good Reason.
     (b) Notwithstanding anything to the contrary contained in this Policy, any termination of employment of the Participant or removal of the Participant from the office or position in the Company that occurs prior to a Change in Control but which the Participant reasonably demonstrates occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control shall be deemed to be a termination or removal of the Participant after a Change in Control for purposes of this Policy.
     (c) Notwithstanding anything to the contrary contained in this Policy, a Participant shall not be entitled to receive any Severance Payment hereunder unless within 65 days of the Participant’s termination (i) he or she has signed and returned to the Company a release substantially in the form attached to this Policy as Attachment A, and (ii) any applicable rescission period for such release has expired. The Company shall provide a form of release to the Participant not later than 5 days following the Participant’s Termination Date.
Section 5.2 Amount of Severance Payment.
     (a) Each Participant entitled to a Severance Payment under this Policy shall receive the following Severance Payment from the Company.
     (i) A lump sum cash payment in an amount equal to (A) for any Participant who is designated as the Chief Executive Officer, three times the sum of Base Pay plus Incentive Pay, and (B) for any other Participant, two times the sum of Base Pay plus Incentive Pay; provided, however, that the amount of such cash payment determined pursuant to this Section 5.2(a)(i) shall be reduced by an amount equal to the aggregate amount of any other cash payments in the nature of severance payments paid or payable by the Company or any Subsidiary pursuant to any agreement, policy, program, arrangement or requirement of statutory or common law (other than this Policy or cash payments received in lieu of stock incentives); and
     (ii) A lump sum cash payment in an amount equal to (A) the Incentive Pay for the fiscal year in which the Termination Date occurs, pro rated to reflect days elapsed during the fiscal year in which the Termination Date occurs divided by 365 days times the Incentive Pay (expressed as a dollar amount), and (B) reduced by any amounts paid under the terms of the applicable incentive bonus policy itself for the same period of time.
     (b) In addition to amounts provided for in section (a) above, each Participant entitled to a Severance Payment under this Policy shall also be entitled to the additional Severance Payments from the Company:
     (i) for a period of two years following the Termination Date, reimbursement for reasonable fees for outplacement services by a firm selected by the Participant and at the expense of the Company; and
     (ii) for a period of three years following the Termination Date (A) eligibility for continuation coverage pursuant to or consistent with Section 4980B of the Code (or any successor provision thereto) under the Company’s medical, dental and other group health plans, or successor plans as in effect from time to time, and (B) reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the Participant immediately prior to the Termination Date to obtain such coverage. To the extent necessary to comply with the requirements of Code Section 105(h) or other non-discrimination requirements, the value of the group health plan coverage under this provision, less amounts paid for such coverage, shall be taxed to the Participant.
     (c) The Participant shall not be required to mitigate damages or the amount of his or her Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of his or her employment by the Company.
     Section 5.3 Time of Severance Payment. The Severance Payment to which a Participant is entitled under Section 5.2(a) shall be paid to the Participant by the Company in cash and in full on the 65th day following the Participant’s Termination Date. The Severance Payment to which a Participant is entitled under Section 5.2(b) shall be paid to the Participant in cash or in-kind not less frequently than on a semi-annual basis, subject to Section 5.1(c). If a Participant should die before all amounts payable to him or her under this Policy have been paid, such unpaid amounts shall be paid to the personal representative of the Participant’s estate.
     Section 5.4 Liability for Payment. The Company shall be solely liable for and shall pay the Severance Payments (or cause the Severance Payments to be paid) to the Participant.
ARTICLE VI — OTHER RIGHTS AND BENEFITS NOT AFFECTED
     Section 6.1 Other Benefits. Neither the provisions of this Policy nor the Severance Payment provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant’s rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase or employment agreement, policy (other than this Policy), program or arrangement (collectively, the “Other Plans”), except to the extent specifically provided in such Other Plans. Notwithstanding the generality of the foregoing, each Participant is entitled to receive any Base Salary accrued but unpaid as of the Termination Date, vacation accrued but unused as the Termination Date, and any other bonus, incentive or other pay or employee benefits that are accrued but unpaid as of the Termination Date. Further, and notwithstanding the forgoing or the terms of any outstanding performance share awards, any and all performance share awards granted to a Participant Change in Control that have not vested as of the Change in Control, shall vest as of date of the Change in Control and be paid out at target (not maximum). The manner of payout of any such performance share awards to which a Participant is entitled shall be paid to the Participant by the Company as provided for in the applicable award agreement or plan under which such awards were granted.
     Section 6.2 Certain Limitations. This Policy does not constitute a contract of employment or impose on any Participant or the Company any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant’s employment, or to change or not change the Company’s policies regarding termination of employment.
ARTICLE VII — SUCCESSORS SECTION
     Section 7.1 Successors. Without limiting the obligations of any person or entity under applicable law, the Company shall require any successor or assignee, whether direct or indirect, by purchase, reorganization, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Policy, shall mean the Company as hereinbefore defined and any successor assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Policy.

ARTICLE VIII — DURATION, AMENDMENT AND TERMINATION
     Section 8.1 Duration/Termination.
     (a) This Policy will terminate as to all Participants: (i) if a Change in Control has not occurred, the date that is two years following the giving of notice to each Executive who is a Participant on the date of the notice that the Board has determined (by resolution adopted by a majority of the members of the Board) that the Policy will terminate; and (ii) if a Change in Control has occurred, the expiration of the Protection Period.
     (b) Notwithstanding the foregoing, if a Change in Control occurs, this Policy shall continue in full force and effect, and shall not terminate or expire until after all Participants who were Participants on the date of the Change in Control who became entitled to a Severance Payment hereunder shall have received such payment in full.
     Section 8.2 Amendment. Unless a Change in Control has previously occurred, this Policy may be amended in any respect by resolution duly adopted by a majority of the members of the Board; provided, however, that no such amendment shall adversely affect the rights of a Participant under this Policy without the Participant’s consent unless such amendment does not become effective until the date that is two years following the giving of notice to all Participants of the adoption of such amendment by the Board. If a Change in Control occurs, notwithstanding the foregoing, this Policy no longer shall be subject to amendment, change, substitution, deletion or revocation in any respect.
     Section 8.3 Form of Amendment/Termination. The form of any proper amendment or termination of this Policy shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board as provided in Sections 8.1 or 8.2 hereof. A proper amendment of this Policy automatically shall effect a corresponding amendment to all Participants’ rights hereunder. A proper termination of this Policy automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action.
ARTICLE IX — MISCELLANEOUS SECTION
     Section 9.1 Legal Fees and Expenses
     (a) It is the intent of the Company that Participants not be required to incur any expenses associated with the enforcement of rights under this Policy because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if the Company has failed to comply with any of its obligations under this Policy or in the event that the Company or any other person takes any action to declare this Policy void or unenforceable, or institutes any litigation designed to deny, or to recover from, a Participant the benefits intended to be provided to the Participant hereunder, the Company irrevocably authorizes the Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent the Participant in connection with the initiation or defense of any legal action, whether by or against the Company, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ fees and expenses incurred by the Participant in enforcing his or her rights hereunder individually (but not as a representative of any class) as a result of the Company’s failure to perform this Policy or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Policy or any provision hereof.
     (b) Notwithstanding any provision of the Policy to the contrary, all fees and expenses subject to payment or reimbursement pursuant to this Section 9.1 shall be paid not later than the last day of the calendar year following the calendar year in which the Participant incurs such fees or expenses. The Participant shall be solely responsible for timely providing to the Company sufficient proof of the fees and expenses to be paid or reimbursed pursuant to this Section.
     Section 9.2 Withholding of Taxes. The Company may withhold from any amounts payable under this Policy all foreign, federal, state, or other taxes as the Company reasonably determines are required pursuant to any law or government regulation or ruling.
     Section 9.3 Successors.
     (a) This Policy shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
     (b) The rights under this Policy are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign or transfer any rights or obligations hereunder except as expressly provided in Sections 5.3 and 7.1 hereof. Without limiting the generality of the foregoing, the Participant’s right to receive a Severance Payment hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9.3(b), the Company, shall have no liability to pay any amount so attempted to be assigned or transferred.
     (c) The Company and each Participant recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company, and each Participant hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Policy.
     Section 9.4 Notices. For all purposes of this Policy, all communications, including without limitation notices, consents, requests or approvals provided for herein, shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the General Counsel of the Company), at its principal executive office and to any Participant at his or her principal residence as shown in the relevant records of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ATTACHMENT A
RELEASE
     This Release (the “Release”) is required to be delivered by                      (“Executive”) as a condition of Executive’s receipt of severance and other benefits under The Toro Company Change in Control Severance Compensation Policy (the “Policy”).
     1. Executive agrees that, in consideration of the severance and other benefits to which he/she is eligible under the terms of the Policy, he/she will, and hereby does knowingly and voluntarily, forever and irrevocably release and discharge The Toro Company, a Delaware corporation (collectively, with its affiliates, the “Company”), and each of its and their respective officers, directors, employees, shareholders, members, agents, predecessors, successors, purchasers, assigns, representatives and benefit plans (collectively with the Company, the “Releasees”) of any and all actions, causes of action, grievances, demands, rights, claims for damages, indemnity, costs, interest, loss or injury whatsoever, including claims for reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief, which he/she now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to Executive’s employment with the Company or the termination of that employment. Executive expressly acknowledges that this release specifically includes, but is not limited to, Executive’s intent to release Company from any claim of age, race, sex, religion, national origin, parental status, sexual orientation, ancestry, harassment, veteran status, retaliation or any other claim of employment discrimination or harassment under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA) (29 U.S.C. § 621, et seq.), the Americans with Disabilities Act (42 U.S.C. § 12101, et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), Worker Adjustment and Retraining Notification Act, Employee Retirement Income Security Act, the Rehabilitation Act of 1973 (29 U.S.C. § 701, et seq.), the Minnesota Human Rights Act (MHRA), and any other similar federal, state or local law regarding employment. Executive is not waiving rights or claims that otherwise cannot be waived by applicable law, including without limitation claims: (a) that may arise after the date of this Release, (b) for indemnification and/or advanced expenses under applicable law, any directors and officers liability insurance, applicable articles of incorporation or by-laws, (c) to enforce the Policy, (d) to exercise vested equity awards determined as of the date hereof, (e) to benefits which have accrued and are payable pursuant to the Company’s employee benefit plans, including deferred compensation plans, (f) for unemployment insurance benefits; (g) for workers’ compensation benefits related to any injury he/she sustained in the course of his/her duties for the Company, (h) to rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”), and (i) to his/her rights, if any, under the Uniformed Services Employment and Reemployment Rights Act (USERRA) 38 U.S.C. § 4301, et seq.
     2. Executive agrees not to sue any Releasee or participate in any lawsuit against a Releasee concerning any claim released under Section 1 above, or to challenge the enforceability of this Release or the release given thereby. This covenant not to sue does not apply to any claim that Executive did not knowingly and voluntarily sign this Release as required by the ADEA and the OWBPA.
     3. Notwithstanding the above, Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Executive hereby waives all right to any monetary recovery should any foreign, federal, state or other administrative agency pursue any claims on Executive’s behalf arising out of or related to employment with and/or termination of employment with any of the Releasees.
     4. Executive and the Company each agree to treat this Release as confidential and will not discuss or disclose, the terms of this Release, other than his/her immediate family members, attorneys and financial advisors, or as required by law.
     5. Executive has been advised that this Release shall be executed by him/her no earlier than Executive’s termination date and no later than forty-five (45) days after Executive’s Termination Date. Executive understands that insofar as this Release relates to Executive’s rights, if any, under the ADEA, it shall not become effective or enforceable until seven days after he/she signs it. Executive further understands that insofar as this Release relates to Executive’s rights, if any, under the MHRA, it shall not become effective or enforceable until fifteen days (15) after he/she signs it. Executive acknowledges that he/she has been advised to consult with an attorney if he/she chooses before signing this Release. Executive understands that he/she has the right to revoke this Release, insofar as it extends to Executive’s claims, if any, under the ADEA, by written notice of such to the Company within seven (7) calendar days following his/her signing this Release. Executive understands that he/she has the right to revoke this Release insofar as it extends to his/her claims, if any, under the MHRA, by written notice to the Company within fifteen (15) calendar days of Executive’s signing this Agreement. Any such revocation must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable revocation period, sent by certified mail, return receipt requested, and addressed to: The Toro Company, Attention: General Counsel, 8111 Lyndale Avenue S., Bloomington, Minnesota, 55401.
     6. Executive expressly acknowledges and understands that this Release is not an admission of liability under any statute or otherwise by Company, and it does not admit any violation of Executive’s legal rights.
     7. The parties agree that this Release shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors and administrators as well as all Releasees.
     8. This Release shall in all respects be interpreted, enforced and governed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of laws, and furthermore, any dispute regarding this Release shall be subject to the exclusive jurisdiction of any court of competent jurisdiction located in Minneapolis, Minnesota.
     9. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event that one or more provisions of this Release shall for any reason be held to be illegal or unenforceable, this Release shall be revised only to the extent necessary to make the Release or such provision(s) legal and enforceable.
     10. Employee acknowledges that he/she has received a list of the ages and job descriptions of the individuals who are eligible to receive severance benefits under the Policy.

EXECUTIVE

Print Name:

Date
Signature Page to Release